Credit Suisse Small Cap Growth Fund
Securities Purchases during an Underwriting involving
Credit Suisse Asset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended April 30, 2004

Portfolio:			Credit Suisse Small Cap Growth Fund


Security:			Cytokinetics


Date Purchased:			4/29/04


Price Per Share:		$13.00


Shares Purchased
by the Portfolio *:		2700


Total Principal Purchased
by the Portfolio *:		$35,100


% of Offering Purchased
by the Portfolio:	        0.0466%


Broker:				Goldman Sachs


Member:				CS First Boston